EXHIBIT 99.1

RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2020 RESULTS

•	Third Quarter Revenues Grew 1% to $1.8 Billion on a Reported Basis and 2% in Constant Currency

•	Earnings Per Diluted Share Increased Triple-Digits on a Reported Basis and Double-Digits on an Adjusted Basis

•	Operating Income Increased 16% on a Reported Basis and 3% on an Adjusted Basis with Operating Margin Expansion

•	The Company Repurchased $98 Million of Class A Common Stock During the Third Quarter

NEW YORK -- (BUSINESS WIRE) -- February 4, 2020 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $4.41 on a reported basis and $2.86 on an adjusted basis, excluding restructuring-related and other charges as well as the impact of tax reform, for the third quarter of Fiscal 2020. This compared to earnings per diluted share of $1.48 on a reported basis and $2.32 on an adjusted basis for the third quarter of Fiscal 2019.

"Creating style that endures and inspires our consumers guides everything we do,” said Ralph Lauren, Executive Chairman and Chief Creative Officer. "I am encouraged by how our global teams continue to deliver on this mission as we elevate our iconic brand all over the world.”

"We continue to make strong progress on our Next Great Chapter plan amid a volatile backdrop, with third quarter results ahead of our overall expectations, including better than expected revenues, operating margin, and double-digit EPS growth," said Patrice Louvet, President and Chief Executive Officer. "Over the important holiday season, our teams consistently executed across each of our strategic priorities, enabling us to elevate our brand and deliver for our consumers across every touch point.”

We drove the following strategic initiatives in the third quarter of Fiscal 2020:

•	Win Over a New Generation of Consumers

◦	Increased marketing investment by 16% to last year to drive brand awareness and engagement over the holiday season, led by high-impact, 360° campaigns for our Ralph Lauren portfolio

◦
Elevated our brand and connected with consumers through our Polo Sport Outdoors Limited Edition launch, "7 Days, 7 Drops" holiday program on the North America Polo app, and amplification of localized brand moments such as our live-streaming show featuring Ayunga and a WeChat mini-program for Singles' Day in China

•	Energize Core Products and Accelerate Under-Developed Categories

◦
Average unit retail across our direct-to-consumer network was up 6% in the third quarter, on top of a 9% increase last year, consistent with our expectation of improving AUR growth throughout Fiscal 2020

◦	Continued momentum in both core and under-developed categories, led by solid sell-in and sell-out performance in our fleece and outerwear programs this holiday

•	Drive Targeted Expansion in Our Regions and Channels

◦
Drove positive growth in every region led by Europe and Asia, with constant currency growth of 5% in each region, and slight growth in North America. Excluding Hong Kong, Asia revenues were up 9% in constant currency

◦
Momentum in key long-term growth markets continued with constant currency revenue growth of more than 30% in the Chinese mainland, partly offset by a decline of approximately 30% in Hong Kong due to business disruptions

•	Lead With Digital

◦
Global digital revenue grew low double-digits to last year in constant currency, exceeding our expectations across all three regions, driven by double-digit growth in Europe and Asia with North America improving to high single-digit growth

◦
Continued expansion of digital partnerships and capabilities, including the launch of our mobile app in the UK, Buy Online-Ship From Store fulfillment in China, and improvements in mobile and personalization on ralphlauren.com

•	Operate With Discipline to Fuel Growth

◦	Adjusted operating margins expanded 10 basis points in the quarter, with 60 basis points of gross margin expansion partly offset by continued investments in marketing and global store expansion

◦	Inventories were flat in constant currency at the end of the third quarter, reflecting strong sell-throughs, improved product assortment, and supply chain initiatives

◦	Announced a commitment to power all of our globally owned and operated offices, distribution centers and stores with 100% renewable electricity by 2025

Third Quarter Fiscal 2020 Income Statement Review

Net Revenue. In the third quarter of Fiscal 2020, revenue increased by 1% to $1.8 billion on a reported basis and was up 2% in constant currency, with growth across all regions led by Europe and Asia. Foreign currency negatively impacted revenue growth by approximately 60 basis points in the third quarter.

Revenue performance for the Company’s reportable segments in the third quarter compared to the prior year period was as follows:

•
North America Revenue. North America revenue in the third quarter increased slightly to $911 million. In retail, comparable store sales in North America were up 4%, driven by a 4% increase in brick and mortar stores and a 6% increase at ralphlauren.com. North America wholesale revenue decreased 8%.

•
Europe Revenue. Europe revenue in the third quarter increased 3% to $438 million on a reported basis and 5% in constant currency. In retail, comparable store sales in Europe were up 3%, driven by a 2% increase in brick and mortar stores and a 15% increase in digital commerce. Europe wholesale revenue increased 2% on a reported basis and 5% in constant currency.

•
Asia Revenue. Asia revenue in the third quarter increased 5% to $290 million on both a reported and constant currency basis, driven by solid growth in retail. Comparable store sales in Asia decreased 1%, with growth in both brick and mortar and digital commerce operations more than offset by a decline in Hong Kong. Excluding Hong Kong, comparable store sales increased 2%.

Gross Profit. Gross profit for the third quarter of Fiscal 2020 was $1.1 billion and gross margin was 62.2%. Adjusted gross margin was 60 basis points above the prior year on both a reported and constant currency basis. Gross margin benefited from better pricing and promotions as well as favorable channel and geographic mix.

Operating Expenses. Operating expenses in the third quarter of Fiscal 2020 were $865 million on a reported basis, including $21 million in restructuring-related and other charges. On an adjusted basis, excluding such charges, operating expenses were $843 million, up 2% to last year.

Adjusted operating expense rate was 48.2%, 50 basis points above the prior year period, excluding restructuring-related and other charges. This increase was primarily due to increased marketing investments and new store expansion.

Operating Income. Operating income for the third quarter of Fiscal 2020 was $224 million on a reported basis, including restructuring-related and other charges of $21 million, and operating margin was 12.8%. Adjusted operating income was $246 million and adjusted operating margin was 14.0%, 10 basis points above the prior year, excluding restructuring-related and other charges from both periods.

•
North America Operating Income. North America operating income in the third quarter was $203 million on both a reported and adjusted basis. Adjusted North America operating margin was 22.3%, down 30 basis points from last year.

•
Europe Operating Income. Europe operating income in the third quarter was $112 million on both a reported and adjusted basis. Adjusted Europe operating margin was 25.6%, up 300 basis points to the prior year period on both a reported and constant currency basis.

•
Asia Operating Income. Asia operating income in the third quarter was $47 million on a reported basis and $49 million on adjusted basis. Adjusted Asia operating margin was 16.9%, down 50 basis points to the prior year. In constant currency, adjusted operating margin decreased 70 basis points, primarily reflecting the impact of Hong Kong.

Net Income and EPS. On a reported basis, net income in the third quarter of Fiscal 2020 was $334 million, or $4.41 per diluted share. On an adjusted basis, net income was $217 million, or $2.86 per diluted share, excluding the impact of tax reform and restructuring-related and other charges. This compared to net income of $120 million, or $1.48 per diluted share on a reported basis, and net income of $188 million, or $2.32 per diluted share on an adjusted basis, for the third quarter of Fiscal 2019.

In the third quarter of Fiscal 2020, the Company had an effective tax rate of approximately (45%) on a reported basis and 14% on an adjusted basis, excluding the impact of tax reform and restructuring-related and other charges. This compared to an effective tax rate of approximately 40% on a reported basis and 23% on an adjusted basis in the prior year period. The lower adjusted effective tax rate compared to the prior year primarily reflected the settlement of certain international income tax audits.

Balance Sheet and Cash Flow Review

The Company ended the third quarter of Fiscal 2020 with $1.9 billion in cash and short and long-term investments and $694 million in total debt, compared to $2.1 billion and $687 million, respectively, at the end of the third quarter of Fiscal 2019.

Inventory at the end of the third quarter of Fiscal 2020 was $905 million, down 1% compared to the prior year period.

The Company repurchased approximately $98 million of Class A Common Stock during the third quarter. Approximately $732 million remained available under the Company’s authorized share repurchase programs at the end of the third quarter.

Full Year Fiscal 2020 and Fourth Quarter Outlook

The full year Fiscal 2020 and fourth quarter guidance excludes restructuring-related and other charges, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.

For Fiscal 2020, the Company expects net revenue growth in the range of 2% to 3% on a constant currency basis. Foreign currency is expected to negatively impact revenue growth by approximately 110 to 130 basis points in Fiscal 2020. This outlook continues to include the impact of tariffs and business disruptions in Hong Kong but does not include potential impact from the coronavirus outbreak in Asia, given the dynamic situation that we are monitoring closely with regards to our employees, consumers, and supply chain.

The Company now expects operating margin expansion for Fiscal 2020 to be at the high end of our previous guidance of 40 to 60 basis points in constant currency. Foreign currency is expected to negatively impact operating margin by about 10 basis points in Fiscal 2020.

In the fourth quarter of Fiscal 2020, the Company expects net revenue to be up slightly on both a constant currency and reported basis. Foreign currency is expected to negatively impact revenue growth by approximately 50 basis points in the fourth quarter of Fiscal 2020.

Operating margin for the fourth quarter of Fiscal 2020 is expected to be up slightly on both a constant currency and reported basis. Foreign currency is expected to have a minimal impact on operating margin in the fourth quarter.

The Company now expects the full year Fiscal 2020 tax rate to be approximately 20%. The tax rate for the fourth quarter of Fiscal 2020 is estimated at approximately 26%.

Conference Call

As previously announced, the Company will host a conference call and live online webcast today, Tuesday, February 4th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter 2020 conference call.

An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Tuesday, February 4, 2020 through 6:00 P.M. Eastern, Tuesday, February 11, 2020 by dialing 203-369-3078 or 888-566-0632 and entering passcode 1957.

ABOUT RALPH LAUREN

Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps and Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://corporate.ralphlauren.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release and oral statements made from time to time by representatives of the Company may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "we believe," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from the United Kingdom's exit from the European Union and the uncertainty surrounding its future relationship with the European Union, including trade agreements, as well as the related impact to global stock markets and currency exchange rates; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions in Hong Kong resulting from ongoing protests and political unrest; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, such as severe weather, geological events, and epidemic diseases such as the coronavirus outbreak, and other catastrophic events; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major department store customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 28, 2019	March 30, 2019	December 29, 2018
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,079.9	$584.1	$680.5
Short-term investments	828.5	1,403.4	1,382.5
Accounts receivable, net of allowances	349.4	398.1	304.0
Inventories	904.6	817.8	914.5
Income tax receivable	32.3	32.1	34.4
Prepaid expenses and other current assets	254.2	359.3	380.5
Total current assets	3,448.9	3,594.8	3,696.4
Property and equipment, net	1,028.2	1,039.2	1,079.3
Operating lease right-of-use assets	1,573.4	—	—
Deferred tax assets	240.6	67.0	76.5
Goodwill	917.1	919.6	924.8
Intangible assets, net	146.2	163.7	169.5
Other non-current assets(a)	91.5	158.5	145.5
Total assets	$7,445.9	$5,942.8	$6,092.0

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$298.1	$—	$—
Accounts payable	267.6	202.3	169.1
Income tax payable	69.1	29.4	67.6
Current operating lease liabilities	287.5	—	—
Accrued expenses and other current liabilities	853.1	968.4	1,037.0
Total current liabilities	1,775.4	1,200.1	1,273.7
Long-term debt	396.3	689.1	686.8
Long-term operating lease liabilities	1,637.5	—	—
Income tax payable	132.7	146.7	152.2
Non-current liability for unrecognized tax benefits	70.6	78.8	88.5
Other non-current liabilities	316.9	540.9	536.9
Total liabilities	4,329.4	2,655.6	2,738.1
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,566.7	2,493.8	2,470.5
Retained earnings	6,292.8	5,979.1	5,996.3
Treasury stock, Class A, at cost	(5,625.7)	(5,083.6)	(5,012.9)
Accumulated other comprehensive loss	(118.6)	(103.4)	(101.3)
Total equity	3,116.5	3,287.2	3,353.9
Total liabilities and equity	$7,445.9	$5,942.8	$6,092.0

Net Cash (incl. LT Investments)	$1,214.0	$1,343.3	$1,421.9
Cash & Investments (ST & LT)	1,908.4	2,032.4	2,108.7
Net Cash (excl. LT Investments)	1,214.0	1,298.4	1,376.2
Cash & ST Investments	1,908.4	1,987.5	2,063.0

(a) Includes non-current investments of:	$—	$44.9	$45.7

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	December 28, 2019	December 29, 2018
	(millions, except per share data)
North America	$910.6	$908.7
Europe	437.8	425.0
Asia	289.6	274.8
Other non-reportable segments	112.7	117.3
Net revenues	1,750.7	1,725.8
Cost of goods sold	(661.6)	(666.3)
Gross profit	1,089.1	1,059.5
Selling, general, and administrative expenses	(843.3)	(823.4)
Impairment of assets	(14.4)	(2.2)
Restructuring and other charges	(7.0)	(40.1)
Total other operating expenses, net	(864.7)	(865.7)
Operating income	224.4	193.8
Interest expense	(4.2)	(5.2)
Interest income	7.3	9.9
Other income, net	2.9	1.0
Income before income taxes	230.4	199.5
Income tax benefit (provision)	103.7	(79.5)
Net income	$334.1	$120.0
Net income per common share:
Basic	$4.47	$1.50
Diluted	$4.41	$1.48
Weighted average common shares outstanding:
Basic	74.7	80.2
Diluted	75.8	81.2
Dividends declared per share	$0.6875	$0.625

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 28, 2019	December 29, 2018
	(millions, except per share data)
North America	$2,511.2	$2,494.5
Europe	1,278.8	1,245.0
Asia	803.5	767.5
Other non-reportable segments	292.2	300.3
Net revenues	4,885.7	4,807.3
Cost of goods sold	(1,826.8)	(1,822.8)
Gross profit	3,058.9	2,984.5
Selling, general, and administrative expenses	(2,385.3)	(2,358.9)
Impairment of assets	(21.7)	(13.3)
Restructuring and other charges	(51.1)	(78.4)
Total other operating expenses, net	(2,458.1)	(2,450.6)
Operating income	600.8	533.9
Interest expense	(12.8)	(15.6)
Interest income	28.5	29.5
Other expense, net	(2.9)	(0.6)
Income before income taxes	613.6	547.2
Income tax benefit (provision)	19.7	(147.9)
Net income	$633.3	$399.3
Net income per common share:
Basic	$8.28	$4.92
Diluted	$8.13	$4.85
Weighted average common shares outstanding:
Basic	76.5	81.1
Diluted	77.9	82.3
Dividends declared per share	$2.0625	$1.875

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 28, 2019	December 29, 2018
	(millions)
Cash flows from operating activities:
Net income	$633.3	$399.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	201.0	212.0
Deferred income tax expense (benefit)	(155.7)	13.7
Loss on sale of property	—	11.6
Non-cash stock-based compensation expense	72.9	65.3
Non-cash impairment of assets	21.7	13.3
Non-cash restructuring-related inventory charges	1.0	3.1
Other non-cash charges	1.6	7.6
Changes in operating assets and liabilities:
Accounts receivable	46.9	105.9
Inventories	(90.0)	(179.3)
Prepaid expenses and other current assets	(30.4)	(75.7)
Accounts payable and accrued liabilities	56.3	24.9
Income tax receivables and payables	16.1	82.7
Deferred income	0.6	(10.6)
Other balance sheet changes	(27.3)	9.3
Net cash provided by operating activities	748.0	683.1
Cash flows from investing activities:
Capital expenditures	(216.0)	(149.2)
Purchases of investments	(890.1)	(2,627.8)
Proceeds from sales and maturities of investments	1,510.3	1,975.2
Acquisitions and ventures	0.9	(4.5)
Proceeds from sale of property	20.8	20.0
Settlement of net investment hedges	—	(23.8)
Net cash provided by (used in) investing activities	425.9	(810.1)
Cash flows from financing activities:
Repayments of short-term debt	—	(9.9)
Proceeds from the issuance of long-term debt	—	398.1
Repayments of long-term debt	—	(300.0)
Payments of finance lease obligations	(10.6)	(14.8)
Payments of dividends	(153.2)	(141.6)
Repurchases of common stock, including shares surrendered for tax withholdings	(542.1)	(431.9)
Proceeds from exercise of stock options	—	21.8
Other financing activities	(0.9)	(2.8)
Net cash used in financing activities	(706.8)	(481.1)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(4.2)	(23.9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	462.9	(632.0)
Cash, cash equivalents, and restricted cash at beginning of period	626.5	1,355.5
Cash, cash equivalents, and restricted cash at end of period	$1,089.4	$723.5

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

Effective beginning in the first quarter of Fiscal 2020, operating results related to the Company's business in Latin America are included within its Europe segment due to a change in the way in which the Company manages this business. Previously, such results were included within the Company's other non-reportable segments. All prior period segment information has been recast to reflect this change on a comparative basis.

	Three Months Ended		Nine Months Ended
	December 28, 2019	December 29, 2018	December 28, 2019	December 29, 2018
	(millions)
Net revenues:
North America	$910.6	$908.7	$2,511.2	$2,494.5
Europe	437.8	425.0	1,278.8	1,245.0
Asia	289.6	274.8	803.5	767.5
Other non-reportable segments	112.7	117.3	292.2	300.3
Total net revenues	$1,750.7	$1,725.8	$4,885.7	$4,807.3

Operating income:
North America	$202.7	$204.3	$560.5	$574.0
Europe	111.9	92.6	331.9	294.2
Asia	46.6	47.9	135.6	123.3
Other non-reportable segments	29.5	41.4	85.2	95.6
	390.7	386.2	1,113.2	1,087.1
Unallocated corporate expenses	(159.3)	(152.3)	(461.3)	(474.8)
Unallocated restructuring and other charges	(7.0)	(40.1)	(51.1)	(78.4)
Total operating income	$224.4	$193.8	$600.8	$533.9

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data
	December 28, 2019
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	6%	3%
Excluding digital commerce	4%	2%
Total North America	4%	2%

Europe:
Digital commerce	15%	16%
Excluding digital commerce	2%	2%
Total Europe	3%	3%

Asia:
Digital commerce	36%	25%
Excluding digital commerce	(2%)	1%
Total Asia	(1%)	2%

Total Ralph Lauren Corporation	2%	2%

Operating Segment Net Revenues Data
	Three Months Ended		% Change
	December 28, 2019	December 29, 2018	As Reported	Constant Currency
	(millions)
North America	$910.6	$908.7	0.2%	0.2%
Europe	437.8	425.0	3.0%	5.4%
Asia	289.6	274.8	5.4%	5.1%
Other non-reportable segments	112.7	117.3	(3.8%)	(3.8%)
Net revenues	$1,750.7	$1,725.8	1.4%	2.0%

	Nine Months Ended		% Change
	December 28, 2019	December 29, 2018	As Reported	Constant Currency
	(millions)
North America	$2,511.2	$2,494.5	0.7%	0.7%
Europe	1,278.8	1,245.0	2.7%	6.8%
Asia	803.5	767.5	4.7%	5.8%
Other non-reportable segments	292.2	300.3	(2.7%)	(2.5%)
Net revenues	$4,885.7	$4,807.3	1.6%	2.9%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 28, 2019					December 29, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$575.0	$257.2	$274.1	$63.9	$1,170.2	$543.2	$248.7	$261.4	$68.3	$1,121.6
Wholesale	335.6	180.6	15.5	2.9	534.6	365.5	176.3	13.4	1.3	556.5
Licensing	—	—	—	45.9	45.9	—	—	—	47.7	47.7
Net revenues	$910.6	$437.8	$289.6	$112.7	$1,750.7	$908.7	$425.0	$274.8	$117.3	$1,725.8

	Nine Months Ended
	December 28, 2019					December 29, 2018
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$1,436.0	$714.3	$753.9	$158.8	$3,063.0	$1,366.1	$688.9	$719.3	$165.6	$2,939.9
Wholesale	1,075.2	564.5	49.6	6.6	1,695.9	1,128.4	556.1	48.2	3.6	1,736.3
Licensing	—	—	—	126.8	126.8	—	—	—	131.1	131.1
Net revenues	$2,511.2	$1,278.8	$803.5	$292.2	$4,885.7	$2,494.5	$1,245.0	$767.5	$300.3	$4,807.3

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 28, 2019	December 29, 2018
North America
Ralph Lauren Stores	41	42
Polo Factory Stores	191	185
Total Directly Operated Stores	232	227
Concessions	2	2

Europe
Ralph Lauren Stores	30	23
Polo Factory Stores	64	64
Total Directly Operated Stores	94	87
Concessions	29	25

Asia
Ralph Lauren Stores	67	55
Polo Factory Stores	63	56
Total Directly Operated Stores	130	111
Concessions	620	619

Other
Club Monaco Stores	76	76
Club Monaco Concessions	4	5

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	138	120
Polo Factory Stores	318	305
Club Monaco Stores	76	76
Total Directly Operated Stores	532	501
Concessions	655	651

Global Licensed Stores
Total Licensed Stores	257	250

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)
	Three Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,750.7	$—	$1,750.7
Gross profit	1,089.1	—	1,089.1
Gross profit margin	62.2%		62.2%
Total other operating expenses, net	(864.7)	21.4	(843.3)
Operating expense margin	49.4%		48.2%
Operating income	224.4	21.4	245.8
Operating margin	12.8%		14.0%
Income before income taxes	230.4	21.4	251.8
Income tax benefit (provision)	103.7	(138.7)	(35.0)
Effective tax rate	(45.1%)		13.9%
Net income	$334.1	$(117.3)	$216.8
Net income per diluted common share	$4.41		$2.86
Weighted average common shares outstanding - Diluted	75.8		75.8
SEGMENT INFORMATION - OPERATING INCOME:
North America	$202.7	$0.4	$203.1
Operating margin	22.3%		22.3%
Europe	111.9	—	111.9
Operating margin	25.6%		25.6%
Asia	46.6	2.4	49.0
Operating margin	16.1%		16.9%
Other non-reportable segments	29.5	8.6	38.1
Operating margin	26.2%		33.8%
Unallocated corporate expenses and restructuring & other charges	(166.3)	10.0	(156.3)
Total operating income	$224.4	$21.4	$245.8

	Nine Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$4,885.7	$—	$4,885.7
Gross profit	3,058.9	1.0	3,059.9
Gross profit margin	62.6%		62.6%
Total other operating expenses, net	(2,458.1)	72.8	(2,385.3)
Operating expense margin	50.3%		48.8%
Operating income	600.8	73.8	674.6
Operating margin	12.3%		13.8%
Income before income taxes	613.6	73.8	687.4
Income tax benefit (provision)	19.7	(150.4)	(130.7)
Effective tax rate	(3.2%)		19.0%
Net income	$633.3	$(76.6)	$556.7
Net income per diluted common share	$8.13		$7.15
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$560.5	$0.4	$560.9
Operating margin	22.3%		22.3%
Europe	331.9	0.1	332.0
Operating margin	26.0%		26.0%
Asia	135.6	3.3	138.9
Operating margin	16.9%		17.3%
Other non-reportable segments	85.2	12.4	97.6
Operating margin	29.2%		33.4%
Unallocated corporate expenses and restructuring & other charges	(512.4)	57.6	(454.8)
Total operating income	$600.8	$73.8	$674.6

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)
	Three Months Ended
	December 29, 2018
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,725.8	$—	$1,725.8
Gross profit	1,059.5	3.1	1,062.6
Gross profit margin	61.4%		61.6%
Total other operating expenses, net	(865.7)	42.3	(823.4)
Operating expense margin	50.2%		47.7%
Operating income	193.8	45.4	239.2
Operating margin	11.2%		13.9%
Income before income taxes	199.5	45.4	244.9
Income tax provision	(79.5)	22.6	(56.9)
Effective tax rate	39.8%		23.2%
Net income	$120.0	$68.0	$188.0
Net income per diluted common share	$1.48		$2.32
Weighted average common shares outstanding - Diluted	81.2		81.2
SEGMENT INFORMATION - OPERATING INCOME:
North America	$204.3	$1.1	$205.4
Operating margin	22.5%		22.6%
Europe	92.6	3.4	96.0
Operating margin	21.8%		22.6%
Asia	47.9	—	47.9
Operating margin	17.4%		17.4%
Other non-reportable segments	41.4	0.5	41.9
Operating margin	35.3%		35.8%
Unallocated corporate expenses and restructuring & other charges	(192.4)	40.4	(152.0)
Total operating income	$193.8	$45.4	$239.2

	Nine Months Ended
	December 29, 2018
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$4,807.3	$—	$4,807.3
Gross profit	2,984.5	3.1	2,987.6
Gross profit margin	62.1%		62.1%
Total other operating expenses, net	(2,450.6)	91.7	(2,358.9)
Operating expense margin	51.0%		49.1%
Operating income	533.9	94.8	628.7
Operating margin	11.1%		13.1%
Income before income taxes	547.2	94.8	642.0
Income tax provision	(147.9)	8.0	(139.9)
Effective tax rate	27.0%		21.8%
Net income	$399.3	$102.8	$502.1
Net income per diluted common share	$4.85		$6.10
Weighted average common shares outstanding - Diluted	82.3		82.3
SEGMENT INFORMATION - OPERATING INCOME:
North America	$574.0	$1.4	$575.4
Operating margin	23.0%		23.1%
Europe	294.2	4.9	299.1
Operating margin	23.6%		24.0%
Asia	123.3	3.7	127.0
Operating margin	16.1%		16.5%
Other non-reportable segments	95.6	5.8	101.4
Operating margin	31.9%		33.8%
Unallocated corporate expenses and restructuring & other charges	(553.2)	79.0	(474.2)
Total operating income	$533.9	$94.8	$628.7

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)
Adjustments for inventory-related charges are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for Swiss tax reform and the Tax Cuts and Jobs Act (the "TCJA") are recorded within the income tax benefit (provision) in the consolidated statement of operations. Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)
Adjustments for the three months ended December 28, 2019 include (i) charges of $7.0 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $11.4 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

(c)
Adjustments for the nine months ended December 28, 2019 include (i) charges of $31.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $15.2 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $27.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

(d)
Adjustments for the three months ended December 29, 2018 include (i) charges of $41.4 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $0.5 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $3.5 million related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City. Additionally, the income tax provision reflects TCJA enactment-related charges of $32.3 million.

(e)
Adjustments for the nine months ended December 29, 2018 include (i) charges of $74.3 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and a loss on sale of property; (ii) additional impairment of assets of $5.8 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $14.7 million primarily related to depreciation expense associated with the Company's former Polo store at 711 Fifth Avenue in New York City and its customs audit. Additionally, the income tax provision reflects TCJA enactment-related charges of $27.6 million.

NON-U.S. GAAP FINANCIAL MEASURES

Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its business performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.

This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring plans, as well as certain other charges associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain one-time benefits and enactment-related charges recorded in connection with Swiss tax reform and the TCJA, respectively. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.

Additionally, the Company's full year Fiscal 2020 and fourth quarter Fiscal 2020 guidance excludes certain anticipated restructuring-related and other charges. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP because certain material items that impact these measures, such as the timing and exact amount of charges related to its restructuring plans, have not yet occurred or are out of the Company's control. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures is not available without unreasonable effort. However, the Company has identified the estimated impact of certain items excluded from its financial outlook. Specifically, the Company's financial outlook excludes estimated pretax charges of approximately $5 million to $20 million related to its Fiscal 2019 Restructuring Plan that have not yet been incurred.

Source: Ralph Lauren Corporation

Ralph Lauren
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
or
Corporate Communications:
rl-press@ralphlauren.com